UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2018

PROGREEN US, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-25429	59-3087128
(State or Other Jurisdiction	(Commission	( I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2667 Camino del Rio South, Suite 312, San Diego, CA	92108-3763
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 487-9585

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

{  } Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

{  } Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

{  } Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

{  } Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

SHAREHOLDER UPDATE ON FINANCING AND USE OF FUNDS

We have made great progress on both the Cielo Mar and the ProGreen Farms projects over the past several months, for which we have incurred various expenses.

For Cielo Mar, this includes the work that Estrada is doing for the preliminary master plan and commercial presentation, the environmental impact study and the CBRE appraisal, among various additional items and operating costs. For ProGreen Farms, the company has provided further funding to Contel for expansion of farming area, pepper seeds, nursery services, labor, equipment rental and other operating costs.

In addition to the projects and corporate operations, we have put some of our resources into the development of company plan and presentation materials, discussions and negotiations with investors and lenders for interim financing, as well as with investors and investment bankers for a large, secured financing for the business.

ProGreen disclosed the plan for a large, secured financing in the press release dated December 20, 2017. We also announced, in the press release dated January 29, 2018, that we retained CBRE to appraise the Cielo Mar property. The comprehensive valuation report that is due from CBRE this month is a prerequisite for the secured financing.

In order to fund our operations prior to the larger collateralized financing, we have adopted a bridge financing strategy, which we are maximizing, on the advice of our investment banker.

Some of the bridge financing is being done through convertible loans, which require a large number of shares of common stock to be reserved, in the event that the note holder would convert. The Company intends to pay these notes in cash before they convert, as it has been doing with convertible notes since March 2016; however, under the terms of the agreements, common shares must be available and reserved within the total shares authorized and issuable by the Company in its Articles of Incorporation. As always, ProGreen is doing what we believe is best for the company and for long-term shareholder value.

We have determined to increase the number of authorized shares of common stock from 950,000,000 to 1,250,000,000, as stated in the PRE 14C filing today, in order to accommodate the required share reserves for the bridge financing. We intend to reduce the number of authorized shares when the bridge financing debt has been paid off using part of the larger, secured funding, as we do not anticipate any further need for this larger number of authorized shares.

Amended Form D filings on February 28, 2018 disclose the progress of the bridge financing. Two of these forms are filed, one for equity, through which Rule 144 restricted shares are issued to accredited investors through share purchase agreements; and the other for debt financing, for which the loans are convertible to shares of common stock. As noted, the company intends to pay off the convertible loans in cash before they convert, as has been done previously.

The Form D filing for the debt financing discloses that the date of the first debt-financing transaction - referred to as “date of first sale” - was September 13, 2016; and that, as of the February 28, 2018 filing date for the Amended Form D, the company has raised $1,509,804 through convertible debt financings. Note that this is not a balance, but a cumulative total of debt-financing under Rule 506(b) since September 13, 2016. The outstanding balance from these transactions is far less, as many of the loans have been paid off.

The Form D filing for the equity financing discloses that the date of the first sale of stock for this offering was October 5, 2017, and that, as of the February 28, 2018 filing date for the Amended Form D, the company has raised equity in the amount of $420,415.

The number of restricted and unrestricted shares of common stock issued and outstanding has been updated on the investors page of the company website. The company had 397,048,983 and 372,790,227 shares of common stock issued and outstanding as of March 9, 2018 and January 4, 2018, respectively. New shares issued since January 4, 2018 are Rule 144 restricted shares issued to accredited investors through share purchase agreements for equity financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGREEN US, INC.

Dated: March 12, 2018	By:	/s/ Jan Telander
Jan Telander, Chief Executive Officer